EXHIBIT 10.1

This SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is entered on the date on which this Agreement has been executed by the latest to sign of the parties hereto (the “Effective Date”) by and between Academy Managing Co., L.L.C., a Texas limited liability company (“Academy”), and Kenneth D. Attaway, an individual (“Executive”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).
Recitals
    WHEREAS, Executive has been employed as Executive Vice President – Chief Operating Officer of Academy under that certain Employment Agreement by and between Academy and Executive, dated August 30, 2011 (as amended on August 6, 2012, the “Employment Agreement”); and
    WHEREAS, in accordance with Section 6(e) of the Employment Agreement, Academy and Executive have agreed that Executive’s employment will be terminated by Academy without Cause on January 29, 2021 (the “Termination Date”).
    NOW THEREFORE, for good and valuable consideration given by each party hereto to the other, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Agreement
1.Recitals. The foregoing recitals are true and correct and incorporated herein. Through the Termination Date, Executive will continue performing Executive's usual and customary duties of Executive Vice President and Chief Operating Officer and have the same requisite authority, duties, rights, and obligations, in accordance with the terms of the Employment Agreement and Executive's past practice.
2.Separation Consideration.
(a)Provided Executive timely signs and does not revoke a fully effective release substantially in the form set forth in Sections 5, 6 and 7 hereof on or prior to the sixtieth (60th) day following the Termination Date (the “Release”), Academy shall provide Executive with the compensation and benefits described in the Employment Agreement for a termination of Executive’s employment by Academy without Cause, including, but not limited to, the compensation and benefits described in Section 8(d) of the Employment Agreement, except as otherwise modified below by this Section 2(a).
(i)2020 Annual Bonus. In satisfaction of, and in lieu of the amount required by, Section 8(d)(iv) of the Employment Agreement, although otherwise under no obligation to do so, Academy agrees to pay to Executive the bonus that would have been earned by Executive under the Annual Incentive Plan for fiscal year 2020 had Executive worked the entirety of fiscal year 2020, less all applicable taxes and other withholdings. Executive acknowledges that the amount provided by this Section 2(a)(i) is greater than the amount provided under Section 8(d)(iv) of the Employment Agreement and agrees that all other terms of Section 8(d)(iv) of the Employment Agreement remain unchanged and in full force and effect.
(ii)Management Equity. Executive agrees that all terms of Executive’s agreements with Academy, New Academy Holding Company, a Delaware limited liability company, and/or Academy Sports and Outdoors, Inc., a Delaware corporation (“ASO”), governing Executive’s options, restricted stock units, and common stock shares (collectively, the “Management Equity Agreements”) remain unchanged and in full force and effect.
(b)Satisfaction of all Existing Obligations to Executive. Executive acknowledges and agrees that payment of the separation consideration provided by Section 2(a) (the “Separation Consideration”) satisfies and/or is greater than any and all obligations due to Executive from Academy and its affiliated companies under the Employment Agreement, the Management Equity Agreements, under any other agreement, or otherwise owing to Executive. Executive further acknowledges the Separation Consideration is more than adequate consideration for all promises made by Executive in this Agreement. The Separation Consideration may be paid by Academy, Academy, Ltd. or any Academy, Ltd. parent or subsidiary.
3.Post-Termination Restrictive Covenants.
(a)Section 9 of Employment Agreement Remains in Place. Executive agrees that all terms of Section 9 of the Employment Agreement remain unchanged and in full force and effect and are incorporated herein by reference. Executive acknowledges and represents that the Restricted Period under the Employment Agreement is twenty-four (24) months because the Severance Period thereunder is twenty-four (24) months.
(b)Non-Disparagement. For two (2) years from the Termination Date, Executive will not directly or indirectly, communicate any disparaging remarks concerning Academy, its businesses or affiliates, or, in such capacities, any of its or their respective owners, directors, officers, or employees. This Section 3(b) does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency. This Section 3(b) shall not be violated by truthful testimony in connection with legal proceedings or rebuttal of false or misleading statements of others.
4.Restrictions are Reasonable and Necessary. Executive agrees that the post-termination restrictions in Section 3 hereof are reasonable and necessary to protect Academy’s legitimate business interest in its goodwill and the Confidential Information (as defined in the Employment Agreement) that Executive knows from Executive’s employment with Academy, where Executive served in an executive position and was knowledgeable about all of Academy’s Confidential Information and strategic plans.

Nothing in this Agreement or the Employment Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided, that in each case such communications and disclosures are consistent with applicable law. Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Notwithstanding Executive’s confidentiality and non-disclosure obligations in this Agreement, the Employment Agreement and otherwise, Executive understands that, as provided by the Federal Defend Trade Secrets Act, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Notwithstanding the foregoing, under no circumstance is Executive authorized to disclose any information covered by Academy’s attorney-client privilege or attorney work product without the prior written consent of the Academy’s General Counsel.
5.Waiver, Release, and Discharge of all Claims.
(a)In consideration for the Separation Consideration from Academy, Executive hereby irrevocably and unconditionally waives, releases, acquits and forever discharges Academy, its parent, subsidiary, predecessor, successor and affiliated companies, and in such capacities, their respective directors, managers, officers, employees, representatives, agents and equity holders, including their successors and assigns (collectively, the “Releasees”), from any and all claims, liabilities, obligations, damages, causes of action, demands, costs, losses and/or expenses (including attorneys’ fees) of any nature whatsoever, whether known or unknown, fixed or contingent, as a result of Executive’s employment and/or termination from employment with, Executive’s serving in any capacity in respect of, or Executive’s status at any time as a holder of securities of, any member of Academy and its Affiliates, and/or as a result of any other matter, in any way arising on or before the date of Executive’s signing of this Agreement, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, verbal or written, quantum meruit, any covenant of good faith and fair dealing, express or implied, or any tort or claim for personal injury or invasion of privacy, any claims regarding the enforceability of the restrictive covenants or the resulting effects of any restrictive covenant violations, or any legal restrictions on Academy’s right to terminate employees, or any federal, state or other governmental statute, regulation or ordinance under which Executive has any claim against any of the Releasees, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, and the Age Discrimination in Employment Act of 1967, as amended, Chapters 21, 61, and 451 of the Texas Labor Code, the Equal Pay Act, the Fair Labor Standards

Act, the Consolidated Omnibus Budget Reconciliation Act, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, and the Americans with Disabilities Act of 1990, the Genetic Information Nondiscrimination Act, the Occupational Safety & Health Act, the National Labor Relations Act, Section 1981 of the Civil Rights Act of 1866, the Fair Labor Standards Act, and the Sarbanes Oxley Act of 2002, claims for workers’ compensation, wages or any other compensation other than any pending workers’ compensation benefits claims, or claims for benefits including, without limitation, those arising under the Employee Retirement Income Security Act (other than any claims for vested benefits), which Executive claims to have against any of the Releasees (in each case, except as to indemnification provided by (a) the Employment Agreement and/or (b) by any applicable member of Academy’s and its Affiliates’ regulations and any indemnification agreement or arrangement permitted by the laws of the State of Texas, State of Delaware and/or Hong Kong and by officers, directors and other liability insurance coverages, to the extent Executive would have enjoyed such coverages had Executive remained an officer of any applicable member of Academy and its Affiliates). In addition, to the extent permitted by law, Executive waives all rights and benefits afforded by any laws which provide in substance that a general release does not extend to claims which a person does not know or suspect to exist in Executive’s favor at the time of executing the release which, if known by Executive, must have materially affected Executive’s settlement with the other person.
(b)The exceptions to the foregoing release are (i) claims and rights that may first arise after the date of Executive’s signing of this Agreement, (ii) any rights specified in the Employment Agreement and the Management Equity Agreements, as modified by this Agreement, (iii) any existing right to indemnification under applicable laws, plans, organizational documents, or agreements (which is hereby ratified and confirmed), (iv) any rights of Executive as an insured, or to coverage, under any director’s and officer’s liability insurance policy of Academy or its parent entities or Affiliates, and (v) any claims, rights or obligations of Executive under applicable law which cannot be waived or released pursuant to an agreement as a matter of law.
(c)Executive represents and warrants that Executive has not previously filed, and to the maximum extent permitted by law, agrees not to file, a claim against any Releasee regarding any of the claims respectively released herein. If, notwithstanding this representation and warranty, Executive has filed or files such a claim, Executive agrees to cause such claim to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such claim, including without limitation the attorneys’ fees and expenses of any of the parties against whom such a claim has been filed. Executive has not previously assigned or transferred any such claim, agrees not to file a lawsuit asserting any such released claims, and Executive agrees not to accept any monetary (money) damages or other personal relief (including legal or equitable relief) in connection with any administrative claim or lawsuit filed by any person or entity against any of the Releasees.

6.Waiver, Release, and Discharge of Age Discrimination Claims. In addition to Executive’s waiver, release and discharge of all claims, Executive acknowledges the following:
(a)This Agreement is written in a manner understood by Executive and that Executive in fact understands the terms, conditions, and effect of this Agreement.
(b)Executive is, through this Agreement, releasing the Releasees from any and all claims Executive may have against the Releasees, and that this Agreement constitutes a release and discharge of claims arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621-634, including the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f).
(c)Executive does not waive rights or claims that may arise after the date Executive signs this Agreement.
(d)Executive waives rights or claims only in exchange for consideration in addition to anything of value to which Executive is already entitled.
(e)Executive is advised in writing to consult with an attorney prior to executing this Agreement, and Executive has done so to the extent Executive so desired.
(f)Executive knowingly and voluntarily enters into this Agreement, including Executive’s waiver, release, and discharge of age discrimination claims.
(g)Academy has delivered this Agreement to Executive to consider on January 15, 2021 (the “Delivery Date”). Executive agrees that Executive has (or had) a period of twenty-one (21) days following the Delivery Date within which to consider whether Executive desires to execute this Agreement, that no one hurried Executive into executing this Agreement during that twenty-one (21)-day period, that no one coerced Executive into executing this Agreement, and that, if applicable, execution of this Agreement before the expiration of the twenty-one (21)-day period is voluntary.
(h)Executive understands that, in connection with the release of any claim arising under the Age Discrimination in Employment Act, Executive has seven (7) days following Executive’s execution of this Agreement (the “Revocation Period”) to revoke Executive’s acceptance of this Agreement, including the waiver of any age discrimination claims and this Section 6 or Executive’s representations made in this Section 6. If Executive decides to revoke the waiver of age discrimination claims and representations made under this Section 6, Executive must send written notice of revocation to Academy within the Revocation Period and this Agreement shall be deemed revoked by Executive and Academy shall not be obligated to deliver any portion of the Separation Consideration to Executive.
7.Administrative Complaint. Nothing in this Agreement, including, but not limited to, Executive’s waiver, release and discharge of all claims, (a) limits or affects Executive’s right to challenge the validity of this Agreement under the Older Workers Benefit

Protection Act of 1990 (or “OWBPA”) or Age Discrimination in Employment Act (or “ADEA”), (b) prevents Executive from filing a charge or complaint, making a disclosure or report of possible unlawful activity, or participating in an investigation or proceeding with any governmental agency, including but not limited to the Equal Employment Opportunity Commission (or “EEOC”), the National Labor Relations Board (or “NLRB”), or the Securities and Exchange Commission (or “SEC”), or comparable federal, state or local agency, or to an attorney, including providing documents or any other information, or (c) limits Executive from exercising rights under Section 7 of the National Labor Relations Act (or “NLRA”) to engage in protected, concerted activity with other employees, although, by signing this Agreement, Executive is waiving rights to individual relief (including back pay, front pay, reinstatement, or other legal or equitable relief) in any charge, complaint, or lawsuit, or other proceeding brought by Executive or on Executive’s behalf by any third party, except for any right Executive may have to receive a payment or award from a government agency (and not Academy) for information provided to the government agency or otherwise where prohibited.
8.Notices to Academy. All notices to Academy under this Agreement, including acceptance, rejection, and/or revocation of this Agreement, shall be made by Executive in writing to Academy, Ltd., d/b/a Academy Sports + Outdoors, 1800 N. Mason Rd., Katy, TX 77449, Attn: General Counsel, by hand delivery, UPS or similar carrier, or certified mail, or electronic mail to legal@academy.com.
9.Return of Academy Property. Executive agrees that Executive has returned or, promptly after the Termination Date will return, to Academy unaltered and without deletion or destruction, all property (including property purchased or paid for by Academy in Executive’s possession, custody, or control) which belongs to Academy, including, except as provided below, any keys, access cards, computers, samples, products, equipment and any Academy records, files, data, and documents (whether on a work or personal computer, in electronic format or otherwise, and whether confidential in nature or not). Executive shall immediately report to Academy any passwords for Executive’s office computer or other access codes for anything associated with Executive’s employment with Academy. Executive agrees to, immediately after the Termination Date, return to Academy all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks, hard drives, or in any other manner. Notwithstanding anything herein to the contrary, Academy hereby acknowledges and agrees that Executive may retain, as Executive’s own property, copies of Executive’s individual personnel documents, such as payroll and tax records, and similar personal records, Executive’s rolodex, Executive’s address book and any tablet and/or cellular phone (including transfer of the associated phone number to Executive) provided by Academy (excluding all Confidential Information stored therein).
10.Cooperation. To the extent reasonably requested by Academy, Executive shall reasonably cooperate with Academy in connection with matters arising out of or related to Executive’s service to Academy; provided that, Academy shall make reasonable efforts to minimize disruption of Executive’s other activities and limit Executive’s travel. Academy shall reimburse Executive for reasonable expenses incurred in connection with such cooperation.

11. 409A. Section 10 of the Employment Agreement regarding Section 409A is incorporated by reference herein in its entirety.
12.No Admission. Executive understands that this Agreement is not and shall not be deemed or construed to be an admission by Academy of any wrongdoing of any kind or of any breach of any contract, law, obligation, policy, or procedure of any kind or nature.
13.Entire Agreement. Executive has carefully read and fully understands all of the terms of this Agreement. The parties hereto agree that this Agreement, the Employment Agreement, and the Management Equity Agreements, each to the extent modified by this Agreement, set forth the entire agreement between Academy and Executive regarding all employment and separation issues, except that (a) in the event of any inconsistency between the terms of this Agreement and the terms of the Employment Agreement or the Management Equity Agreements, the terms of this Agreement shall control, and (b) this Agreement does not replace the existing obligations upon Executive under applicable statutory law or common law, including but not limited to that regarding fiduciary duties and confidentiality duties, and the Texas Uniform Trade Secret Act. Any obligations under those laws remain ongoing and in place in their entirety. Academy further acknowledges and agrees that all of Executives right to indemnification, advancement of legal fees and directors and officers liability insurance coverage shall continue in full force and effect while liability continues to exist.
14.No Representations; Modifications; Assignment; Severability.
(a)Executive acknowledges that Executive has not relied upon any representations or statements, written or oral, not set forth in this Agreement.
(b)This Agreement cannot be amended, modified or waived except in writing and signed by the parties hereto.
(c)Academy may assign its rights and obligations under this Agreement; provided that Academy shall remain primarily liable for its obligations hereunder notwithstanding any such assignment. This Agreement inures to the benefit of the Releasees and their successors in interest or assigns. Executive may not assign this Agreement or any part hereof. Any purported assignment by Executive shall be null and void from the initial date of purported assignment.
(d)If any part of this Agreement is found to be unenforceable by a court or arbitrator of competent jurisdiction, then such unenforceable portion will be severed from and shall have no effect upon the remaining portions of this Agreement.
15.Applicable Law and Choice of Forum. This Agreement shall be governed by and interpreted under the laws of the State of Texas without regard to conflict of laws. The parties hereto agree that any dispute concerning this Agreement or the Employment Agreement shall be resolved as provided in Section 14 of the Employment Agreement.

16.Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles and Sections mean the Articles and Sections of this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
17.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
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AGREED AND ACCEPTED on this 19th day of January 2021.

/s/ Kenneth D. Attaway
Kenneth D. Attaway

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SEPARATION AND RELEASE AGREEMENT – Ken Attaway

AGREED AND ACCEPTED on this 19th day of January 2021.

Academy Managing Co., L.L.C.

By: /s/ William S. Ennis
Printed Name: William S. Ennis
Printed Title: Senior Vice President – Chief Human Resources Officer